The American Funds Tax-Exempt Series II
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

July 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$44,754
Class B	$113
Class C	$2,534
Class F1	$2,537
Class F2	$3,049
Total	$52,987

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5850
Class B	$0.4655
Class C	$0.4577
Class F1	$0.5612
Class F2	$0.6044

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	74,770
Class B	199
Class C	5,177
Class F1	4,423
Class F2	5,459
Total	90,028

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.72
Class B	$16.72
Class C	$16.72
Class F1	$16.72
Class F2	$16.72